UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2009

Cowlitz Bancorporation

(Exact Name of Registrant as specified in its charter)

Washington	0-23881	91 - 1529841
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

927 Commerce Ave.

Longview, Washington 98632

Address of Principal Executive Office and Zip Code

Registrant’s telephone number including area code 360-423-9800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On July 24, 2009, Cowlitz Bancorporation issued a press release announcing preliminary second quarter 2009 financial results. On August 14, 2009 the Company filed a Notification of Late Filing on Form 12b-25 stating that the Company’s second quarter Form 10-Q would not be filed timely because the Company had not completed its financial statements as of August 14, 2009 for the quarter ended June 30, 2009. The delay in completing the financial statements was primarily caused by accounting personnel having reduced availability due to facilitating and responding to requests related to an ongoing annual regulatory examination and additional time needed to complete an interim goodwill impairment analysis. Review of the Company’s financial statements by the Company’s independent auditors could not be completed by the initial filing deadline for the reasons cited above.

Upon completion of the financial statements for the quarter ending June 30, 2009, reflected in the Company’s Form 10-Q filed contemporaneously with this Form 8-K, the Company recorded two adjustments that were not reflected in the Company’s previously filed earnings release. First, the Company recorded a 100 per cent valuation allowance against its net deferred tax asset of $10.9 million. Second, the Company recorded an other-than-temporary impairment charge of $76,000 related to one non-agency mortgage-backed security. These non-cash charges resulted in a net loss of $15.4 million, or ($3.01) per share, for the three months ended June 30, 2009 compared with a net loss of $3.0 million, or ($0.58) per share, as disclosed in the Company’s preliminary earnings release. These non-cash charges did not affect the Company’s cash flows or liquidity, and did not have a significant effect on the Company’s regulatory capital ratios.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWLITZ BANCORPORATION (Registrant)

Date: September 22, 2009	By:	/s/ Gerald L. Brickey
Gerald L. Brickey
Chief Financial Officer